Exhibit 4.1

LOTON, CORP

SUMMARY OF TERMS FOR SALE OF

CONVERTIBLE LOAN NOTES

Issuer Loton, Corp (the “Company”)

Lenders	(the “Lender”).

Type of Security	A total of principal amount of convertible loan note dated (hereinafter the “Note”). The Note will be placed pari pasu with all senior debt the Company holds during the time the Note is outstanding.

Term	The Note will be payable upon the date that is (the “Maturity Date”), subject to earlier conversion (as set out below).

Interest	The Notes will bear interest at 6% per annum and will be payable in-kind.

Warrants	Lenders will be issued one (1) for each two dollars ($2.00) purchased by these Note. The warrants of the Company will be issued at an exercise price of $0.01 per share.

Auto-Conversion	If the Company raises a minimum of $5,000,000 (excluding the amount converting pursuant to the Note) in the aggregate in gross proceeds from an equity financing led by a reputable institutional investor in one or more closings (a “Qualified Equity Financing”) prior to the Maturity Date, the Lenders will have the rights to convert all outstanding principal and interest into the same equity securities (the “Investor Stock”) issued in the Qualified Equity Financing at 75% of the issuance price of the Investor Stock. The holders of the Note shall receive the same rights, privileges and protections as the Investor Stock issued in connection with the Qualified Equity Financing including, but not limited to, registration rights and warrant coverage, etc.

Optional Conversion	If a Lender’s Note is not converted (as set out above) prior to the Maturity Date, such Lender shall in its sole discretion have the option to convert all outstanding principal and interest into either the Company’s Common Stock at a conversion price per share based upon the Company’s current valuation, as determined by the Board of Directors; provided, however, that if there is a Sale of the Company (as defined below) prior to the conversion of the Note or the Maturity Date, then, upon the closing of such Sale of the Company, the Company will pay each Lender an amount of cash equal to the principal amount outstanding under such Lender’s Note, plus accrued interest on such Note, in full satisfaction of its obligations under the Note.

For the purposes hereof, a “Sale of the Company” shall mean (i) a sale or transfer of all or substantially all of the assets of the Company or fifty percent (50%) or more of the capital stock of the Company, or (ii) a merger, consolidation, sale, transfer or other transaction or series of related transactions (excluding a financing transaction) in which the holders of the capital stock of the Company will hold, upon consummation of such transaction, less than fifty percent (50%) of the voting securities of the surviving entity.

Events of Default	Events of Default will include (i) payment defaults, (ii) bankruptcy, liquidation and similar events and (iii) a breach of covenant that remains uncured more than ten (10) days after notice. Upon these Events of Default, all outstanding principal and interest under the Notes will become immediately due and payable.

No Prepayment	The Notes may not be prepaid at any time prior to the Maturity Date, in whole or in part, without Lender Consent.

Share splits, amalgamation etc.	The Lenders shall benefit from any adjustments to the share capitalization of the Company (e.g. share splits, recapitalisations, combinations etc.) that affect the Investor Stock issuable under the Notes (prior to conversion).

Expenses	Each party to pay its own legal and other expenses in connection with the transaction.

Binding	This Summary of Terms is binding and constitutes a contractual commitment of the Company and Lender.

This Summary of Terms supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

REPRESENTATIONS AND WARRANTIES

1.1              Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Lender.

(a)                Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Governing Documents. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate: (i) adversely affect the legality, validity or enforceability of this Agreement, (ii) have or result in or be reasonably likely to have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company taken as a whole, or (iii) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of this Agreement.

(b)               Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company or its shareholders. This Agreement has been duly executed by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(c)                No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s Governing Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or result in a material adverse effect on the Company.

(d)               Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. The Lender shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated by this Section 3.1(g) that may be due in connection with the transactions contemplated by this Agreement.

1.2              Representations and Warranties of the Lender. The Lender hereby makes the representations and warranties set forth below to the Company.

(a)                Investment Experience. The Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that the Lender can protect its own interests. The Lender has such knowledge and experience in financial and business matters so that the Lender is capable of evaluating the merits and risks of its investment in the Company.

(b)               Speculative Nature of Investment. The Lender understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Lender can bear the economic risk of the Lender’s investment and is able, without impairing the Lender’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of the Lender’s investment.

(c)                Access to Data. The Lender has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement, and schedule attached hereto and the transactions contemplated by this Agreement, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. The Lender believes that it has received all the information the Lender considers necessary or appropriate for deciding whether to purchase the Shares. The Lender understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Lender acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The Lender has reviewed the “Description of Business” set forth on Schedule 1 to this Agreement. The Lender also acknowledges that it is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

(d)               Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(e)                Authorization.

(i)                 The Lender has all requisite power and authority to execute and deliver this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement. All action on the part of the Lender necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of the Lender’s obligations under this Agreement, has been taken or will be taken prior to the Closing.

(ii)               This Agreement, when executed and delivered by the Lender, will constitute valid and legally binding obligations of the Lender, enforceable in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(iii)             No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Lender in connection with the execution and delivery of this Agreement by the Lender or the performance of the Lender’s obligations hereunder.

(f)                Brokers or Finders. The Lender has not engaged any brokers, finders or agents, and the Company has not, nor will, incur, directly or indirectly, as a result of any action taken by the Lender, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

(g)               Tax Advisors. The Lender has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Lender relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Lender understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Accepted:

Loton, Corp.

Name:	Name:

Date:	Date:

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